Exhibit 10.26



                                [REDACTED COPY]*





                             DISTRIBUTION AGREEMENT

                          Dated as of November 24, 1998

                                     Between


                               IMMUNOMEDICS, INC.

                                       and

                           ELI LILLY DEUTSCHLAND GmbH




















* Confidential portions omitted and filed separately with the Securities add Exchange Commission





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                                              Distribution Agreement


This agreement is made this 24th day of November, 1997 between:

IMMUNOMEDICS, INC., a Delaware corporation having its office at 300 American Road, Morris Plains, New Jersey, USA ("IMMU"):

and

ELI LILLY DEUTSCHLAND GmbH, Teichweg 3, D-35396 Giessen, Germany
("LILLY")

WHEREAS:

In previous discussions between the parties, each party indicated that it desired to enter into an Agreement by which LILLY would render certain services with respect to the distribution within the European Union and certain other countries of IMMU's product, LeukoScan(R) (hereinafter referred to as the "Product"), including without limitation, importation of the Product, storage and inventory management of the Product, label and package insert printing and label placement for the Product, packaging into individual boxes, picking, packing and shipping of the Product to end users and preparation of IMMU invoices for the shipments. Accordingly, there follows the mutual understanding between IMMU and LILLY as to the terms and conditions applicable to this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:
1.       Import of the Product into the European Union
1.1 The Product is manufactured in the United States of America. IMMU warrants that the Product has the necessary regulatory



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         and legal  approvals for the export  thereof out of the US with import, sale, and distribution to countries in the European Union and any other country in which the Product shall be sold. IMMU has the responsibility to maintain these approvals. If for whatever reason, LILLY is required to receive regulatory and legal approvals for the Product for the activities covered in this Agreement, IMMU will provide LILLY with the information necessary to secure such approvals.
1.2      The port of arrival of the Product is LILLY, Giessen, Germany.
1.3 IMMU shall arrange for transport of the Product (contained in glass vials) to the port of arrival in accordance with the relevant instructions given by LILLY with respect to the addressing of the shipment, proper labeling in accordance with international regulations, and the contents of the necessary documentation. Cost for transport and insurance fees covering damage and loss of the Product to the port of arrival shall be for the account of IMMU.
1.4 Product delivered to LILLY by IMMU hereunder for storage, labeling, packaging and distribution will remain at all times under and subject to the ownership, direction and control of IMMU until sold to the end users. Title to the Product distributed by LILLY will pass directly from IMMU to the end users who purchase the Product from IMMU. IMMU shall bear the risk of loss of the Product not yet delivered by LILLY to a customer, whether by fire, theft, or other casualty; provided, however, that LILLY shall promptly reimburse IMMU [*] for each




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         vial of the Product which is lost or damaged as a result of
         LILLY's negligence.
1.5 LILLY shall take all reasonable steps to clear the Product through Customs. All clearance fees and levied import duties and taxes, if charged to LILLY as importer of the Product, are for the account of IMMU and will be reimbursed by IMMU upon LILLY's presentation of the corresponding invoices and/or charge notes.

2.       Quality Control of the Product
2.1 IMMU warrants to LILLY that each lot of Product imported into the European Union (and into those countries outside of the European Union to which IMMU requests LILLY to deliver the Product) shall satisfy, at the time of importation, all quality criteria set forth in its Summary of Product Characteristics. Promptly following arrival of each shipment of the Product, LILLY shall conduct all necessary quality control inspections, according to procedures and specifications agreed with IMMU, including without limitation, labeling, documentation, visual inspection of each lot of the Product for external container or other damage or loss, and inspection of the temperature recorder data accompanying such shipment to determine that the Product was not exposed to temperatures outside of the acceptable range defined by IMMU during the transport thereof to the port of arrival. LILLY shall report any such damage or loss to IMMU promptly. IMMU




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         will promptly  notify LILLY of any change made in quality  criteria and in quality control procedures and specifications which is relevant to the activities and services provided by LILLY pursuant to this Agreement.
2.2 IMMU warrants to LILLY that the packing and storage conditions required for the Product, either in transit or during warehouse storage, are
         such  that  the   Product   will   continue   to  satisfy  all  quality
         specifications as defined in the Summary of Product Characteristics during the entire period of storage until a predetermined expiration date, provided LILLY stores and ships the Product in accordance with approved procedures.
2.3 To enable LILLY to perform its packaging and distribution function for the Product, IMMU shall provide LILLY with those details relating to the Product as are required by the European Union or applicable national regulations. If required by competent authorities, IMMU shall authorize qualified LILLY representatives (Manufacturing and/or Quality Control) (collectively, "LILLY Representatives") to inspect the Product facility and its operational procedures. This inspection does not imply that IMMU has any obligation to reveal its trade secrets with respect to the essential steps of manufacturing the Product. IMMU shall provide LILLY with all information relevant to the release of each lot of Product, including (but not limited to) the relevant Certificate of Analysis for the Product provided by a European Union-qualified laboratory. LILLY grants the right to IMMU to




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         inspect LILLY's labeling, packaging, storage and shipping
         facilities.
2.4 IMMU shall perform or shall have performed on all lots of Product imported, all relevant tests required by European Union regulations, or by the applicable national law of countries outside the European Union. Such tests as IMMU is unable to perform itself will be executed by a qualified third party laboratory within the European Union. No lot of Product shall be shipped by IMMU to LILLY until the third party laboratory shall have certified that the sample batch therefrom shall have satisfied all required tests.
2.5 IMMU will indicate clearly in all its correspondence, documents and product labels the item number, product name, lot number(s), manufacturing date(s) and expiry date(s) of each shipment of Product.
2.6 Any information IMMU possesses or receives which casts doubt on the usability of the Product, or a specific lot of the Product, shall be promptly shared with an authorized representative of LILLY and in consultation between IMMU and LILLY all the necessary decisions and steps will be made and taken to control further distribution of the Product or specific lot of the Product in question. LILLY will provide IMMU with all necessary information and support to perform a recall, if required. The final decision as to whether a recall is required, and notification to end users, is the responsibility of IMMU. All costs associated with such




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         actions  shall be for the account of IMMU,  unless such defect shall be due to the fault or negligence of LILLY in performing its obligations under this Agreement, in which event such costs shall be borne by LILLY. The recalled and returned Product shall be kept available to IMMU to be treated in the way IMMU deems fit. IMMU cannot direct return of whatever number of vials of the recalled material LILLY is required by applicable law to retain.
2.7 LILLY Representatives will release the finished lots according to current LILLY procedures and based on (but not limited to) the relevant
         Certificate   of   Analysis   provided  by  the   authorized   European
         Union-qualified laboratory. If a deviation which might affect the quality of the Product occurs, LILLY will consult with IMMU for finished lot approval.
2.8 IMMU shall provide LILLY with all necessary information about the Product, including but not limited to, safety data, in order to enable the appropriate and safe handling of the Product by LILLY.

3. Storage of the Product and Inventory Management 3.1 Storage and shipping conditions for the Product have been defined by IMMU. LILLY has determined that these conditions can be met. IMMU shall have the right to inspect LILLY's facilities to verify LILLY's ability to comply therewith.
3.2 The Product shall be stored by LILLY in a chill room between 2(degree) and 8(degree)C according to the relevant conditions as specified




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         by IMMU.  LILLY  shall at all  times  reserve  sufficient  capacity  to satisfy IMMU's reasonable needs. LILLY shall maintain temperature recorder charts and similar materials, reviewed and approved by LILLY, to evidence actual storage conditions.
3.3 LILLY shall exercise all reasonable care as is usual in the industry for similar categories of product during the handling of the Product before and while in storage and during order picking, packing and shipping actions, and warrants that its personnel is able to exercise such reasonable care by experience and proper training. LILLY shall maintain adequate insurance coverage acceptable to IMMU for the storage of the Product under the terms of this Agreement.
3.4 LILLY will maintain records showing the quantity of each lot of Product received, labeled, packaged, shipped to users, and still available for distribution. LILLY will inform IMMU weekly concerning the quantity of the Product on hand. When an agreed minimum level of stock is reached, LILLY will inform IMMU accordingly, and IMMU will take all necessary action to replenish the stock to a level deemed appropriate by IMMU.
3.5 LILLY will distribute Product with the earliest expiry date first, unless otherwise directed by IMMU. No delivery to end users will take place after the expiration date of any lot of Product or after any date prior to that expiration date determined by IMMU and communicated to LILLY in writing.
3.6 IMMU will be responsible for directing end users regarding return of the Product. Product for whatever reason returned




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         will not be returned to saleable inventory unless agreed to by IMMU and promptly communicated to LILLY. Disposition of returned Product that is not returned to inventory shall be determined by IMMU and communicated to LILLY within 30 days. IMMU will reimburse LILLY for the costs associated with this disposition.
3.7 LILLY will timely and regularly advise IMMU of the number of vials of the Product and their respective lot numbers of any expired Product and shall keep such Product at IMMU's disposal until one month after its expiration date. After that date, unless IMMU advises LILLY that it expects to be able to extend the expiration date, IMMU shall determine the manner of disposition of such expired Product, which shall be at the expense of IMMU.
3.8 LILLY will hold the necessary resources available for inspections by the competent authorities of its premises and procedures relating to the Product. LILLY will assist in a manner consistent with practices in the industry to obtain satisfactory results of such inspections.

4. Package Development and Packaging of the Product 4.1 LILLY will manage the development of packaging materials (including labels and package leaflets) with IMMU. IMMU will provide LILLY with an approved packaging file for each packaging presentation that LILLY will be responsible for managing. LILLY will develop and coordinate the creation of packaging materials according to these approved files.




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         LILLY  bears  the  responsibility  for any inconsistencies in packaging materials vis-a-vis the approved packaging files. LILLY will provide specimens of packaging materials to IMMU promptly upon preparation.
4.2      LILLY shall  maintain a  sufficient  inventory  of  labelling/packaging materials.
4.3 IMMU will communicate to LILLY changes to the approved packaging in a timely manner and provide an update to the approved packaging file for each packaging presentation which is changed. IMMU and LILLY will coordinate the introduction of the changed packaging materials into the market. IMMU will reimburse LILLY for the costs associated with the
         development  of  changed   packaging   materials  and  for  the  losses
         associated with the destruction of outdated packaging materials.
4.4 LILLY will label the vials and assemble the final Product package according the approved Product packaging file and in accordance with internal LILLY procedures for the GMP packaging of pharmaceutical products.
4.5 Upon request, LILLY will provide IMMU copies of internal LILLY procedures and records related to the packaging and distribution of the Product.
4.6      IMMU hereby  grants  LILLY the  non-exclusive  right during the term of
         this   Agreement   to  use  the   Immunomedics   logo   and  the   mark
         "Immunomedics",   in  addition  to  its  right  to  use  the  trademark
         LeukoScan(R) or such other mark(s) as IMMU shall cause to be registered for the Product (together with the marks for




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         any  other  products  of IMMU  which  are  included  in this  Agreement pursuant to Section 10) (collectively the "Marks") in the European Union and such other countries in which LILLY shall distribute the Product in connection with, and confined to the purpose of, the distribution of the Product. LILLY shall use the Marks on labeling, packaging and package inserts for the Product, and in all literature related thereto, and LILLY shall not use any other trademarks or logos on any labeling, packaging, package inserts or literature relating to the Product. LILLY shall comply with and observe the reasonable requirements of IMMU relating to (a) the marking of the Product and/or its label, packaging, package insert or other printed materials pursuant to any and all applicable patent laws to indicate that letters patent have been applied for or granted in one or more countries and
         (b) the use of the Marks in conformity with applicable trademark laws. Prior to its use, LILLY shall submit all such labeling, packaging, package inserts and related literature to IMMU for its approval of the use of such Marks. LILLY acknowledges that the Marks are and shall remain the property of IMMU, and LILLY disclaims any rights to such Marks other than the rights granted by this Section. LILLY shall not use the Marks or any other IMMU trademark, trade or brand name for any purpose other than as provided in this Section.

5.       Orders for the Product.




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5.1      The  Product  will be  offered  for  sale by IMMU in  countries  of the
         European Union and in such other countries as IMMU determines in its sole discretion. IMMU warrants that the Product is or will be properly approved for sale in each of the countries in which it is offered.
5.2 All sales and marketing efforts for the Product and all order entry are the sole responsibility of IMMU and constitute no part of this Agreement. IMMU warrants that, to the best of its knowledge, each end user ordering and receiving the Product meets all necessary legal and regulatory requirements to do so.
5.3 All orders will be communicated by IMMU to LILLY's customer service representative. LILLY warrants that all orders received will be executed in a timely manner and in accordance with agreed cut-off times and service requirements by market, provided the available stock of Product is sufficient.
5.4 Though all reasonable efforts shall be directed towards error- free and reliable communications systems, LILLY shall not be liable for any consequences for delay in filling orders due to transmission failures or other disturbances in the communication channels beyond LILLY's normal control.

6.       Order Picking, Packing, and Shipping
6.1 Except to the extent that specific requirements are included in this Agreement, the Product will be supplied to the end users by the application of LILLY's standard routines, procedures, modes of transport, routings and time schedules,




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         all as used in or  designed  for,  and with the same degree of care and diligence as LILLY applies to, the distribution of LILLY's products to the end users in that country. The Product shall not be stored or repacked in, or trans-shipped from, the country of destination. LILLY shall reimburse IMMU for any Product damaged and not saleable due to improper shipment conditions by LILLY.
6.2 Orders for the Product will be processed and dispatched according to agreed cut-off times and service requirements by market.
6.3 The Product will be packed in LILLY's standard transport packaging components and will be shipped to the final destinations under the
         shipping  conditions   established  pursuant  to  Section  3.1  and  in
         accordance with LILLY's standard procedure for handling of chilled products. Shipment shall be made via DHL or other carrier acceptable to IMMU.
6.4 Though LILLY's distribution methods intend to minimize transit times and to assure timely and reliable delivery, LILLY shall not be liable for any delay in transit due to circumstances beyond its control, including (but not limited to) modifications in legal requirements, international regulations, changes in carrier's time schedules or refusals to accept consignments or handling errors by freight carriers, security quarantine, inclement weather conditions, floods, earthquakes, wars, strikes, riots or other civil disturbances.

7.       Invoicing




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7.1      End user prices for the Product,  in the local currency of the end user
         (unless otherwise specified by IMMU), FOB Giessen, and discount schemes shall be determined by IMMU for each country under this Agreement.
7.2 For an initial period to be agreed upon, IMMU shall prepare invoices for the shipments of the Product and shall transmit the invoice to the end user.
7.3 Following the initial period, at IMMU's request, LILLY will prepare an invoice therefor in Giessen at the time of each shipment in the name of, and in the form approved by, IMMU. The invoice will be included in the shipment of the Product to the end user, and a copy thereof provided to IMMU expeditiously.
7.4 The prices and applicable taxes and fees shown on the invoice will be those provided to LILLY by IMMU with the order data.
7.5 IMMU reserves the right to direct LILLY to withhold shipment to any end user at its sole discretion.

8.       Collection of Receivables
8.1 All collections of amounts due under the invoices for Product shipped will be made by IMMU, and LILLY shall have no responsibility therefor.

9.       Service Fee; Start-up Costs
9.1 Upon execution of this Agreement, IMMU shall advance to LILLY [*] to cover LILLY's start-up expenses including those associated with packaging development and systems-related activities. If this advance payment is not adequate to cover




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         all such  expenses,  then LILLY,  promptly after the third month of its distribution of the Product, shall present to IMMU adequate proofs of its start-up expenses, and IMMU shall reimburse LILLY for up to an additional [*] evidenced thereby, for a maximum aggregate amount thereof (including the initial advance) of [*].
9.2 IMMU shall pay LILLY a service fee, in the manner provided in Section 9.6, for the services rendered under this Agreement (the "Service Fee"). The Service Fee shall consist of a Product Packaging Fee (which shall be LILLY's compensation for all services rendered and materials
         required  in  connection  with  the  importation,   storage,  inventory
         management, labeling and packaging of the Product) and a Shipment Fee (which shall be LILLY's compensation for all services rendered and materials required in connection with the filling and shipment of each order of the Product (including invoicing thereof) to the end user).
9.3 The Product Packaging Fee shall be based on the total number of vials of the Product labeled and packaged annually by LILLY pursuant to orders transmitted by IMMU to LILLY therefor. For the first [*] vials labeled and packaged in a twelve month period, the Product Packaging Fee shall be [*] per vial. For the next [*] vials labeled and packaged in that twelve month period, the Product Packaging Fee shall be [*] per vial. For each additional vial above [*] vials labeled and packaged




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         during that twelve month period,  a Product  Packaging Fee of [*] shall be due.
9.4      The Shipment Fee shall be [*] for each order shipped to an end user.
9.5 Freight costs will be negotiated by LILLY and subject to IMMU's approval. Freight costs will be added to the end user's invoice. LILLY will pay the freight costs and charge these back to IMMU on a monthly basis for reimbursement.
9.6      The Service Fee shall be payable as follows:
                  (a) At the end of each month during the Term, IMMU shall pay LILLY, as a downpayment on the Product Packaging Fee and the Shipment Fee, a Monthly Service Fee of [*] provided that (in consideration of the payment made by IMMU to Lilly pursuant to Section 9.1) no Monthly Service Fee shall be payable in respect of the first three months of distribution of the Product pursuant to this Agreement, but such payments shall be deemed to have been made for purposes of paragraph
         (b) below.
                  (b) Promptly following the end of the twelfth month of distribution of the Product by LILLY, and following the end of each twelve month period thereafter, the parties shall calculate the amount of the Product Packaging Fee and the Shipment Fee actually due as provided in Sections 9.3 and 9.4 in respect of such services rendered during the twelve months then ended. If the amount of the Service Fee thus calculated exceeds the aggregate Monthly Service Fee payments previously




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         made or deemed  made  ([*] in the first  year),  IMMU  shall  remit the amount of such excess to LILLY within 30 days of receiving LILLY's invoice therefor.
                  (c) The parties agree that following the initial calculation under paragraph (b) above, and at the end of each annual period thereafter, they will reevaluate the fairness and adequacy of the Monthly Service Fee, the Product Packaging Fee and the Shipment
         Fee with a view to making such adjustments thereto as shall be mutually acceptable.

10.      Addition  of  CEA-Scan(R)  as  a Product;  Other  Products
10.1 At the request of IMMU, Lilly shall also provide all of the services required of it hereunder for the importation, storage, labeling, packaging and distribution of CEA-Scan(R), an additional product of IMMU, and the term "Product" shall then include both LeukoScan(R) and CEA-Scan(R). In such event, the Product Packaging Fee computation to be made under Section 9.3 shall include the total number of vials of LeukoScan(R) and CEA- Scan(R), taken together, labeled and packaged by Lilly. It is also the intention of the parties that other products of IMMU can be added to this Agreement in the same manner when approved for sale in which event the term "Product" would then also include such other products.

11.      Effectiveness, Expiration and Renewal of this Agreement
11.1 This Agreement becomes effective on the date hereof. The parties anticipate that Lilly's distribution of the Product within Germany will commence on or about December 1, 1997, and




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         elsewhere on  or  about  January 1,  1998,  subject  to  any  necessary regulatory approvals.
11.2 Subject to Article 12, this Agreement shall continue in force for a period of three years after its becoming effective, and shall be automatically renewed unless terminated in writing by either party, giving to the other party six months notice of such non-renewal.
11.3 The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties hereunder will be governed by the laws of the State of New Jersey, USA, excluding those laws that relate to the choice of law. The exclusive jurisdiction and venue for any disputes arising out of or in connection with this Agreement will be an appropriate federal court located in the District of New Jersey, and each party hereby consents to personal jurisdiction in such court and consents to service of process by means of certified or registered mail, return receipt requested.

12.      Termination
12.1 Either party shall be entitled to terminate this Agreement upon not less than six months written notice to the other at any time for any reason.
12.2 Either party shall be entitled to terminate this Agreement by written notice to the other if that other party commits any material breach of any of the provisions of this Agreement and, in case of a breach capable of remedy, fails to remedy




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         the same within  thirty days after  receipt of a written  notice giving full particulars of the breach and requiring it to be remedied.
12.3 Either party shall be entitled to terminate this Agreement upon not less than three months written notice to the other if there is at any time a change, either directly or indirectly, in the beneficial ownership or control of the other party to an external third party from that at the date of this Agreement.
12.4 IMMU shall be entitled to terminate this Agreement upon not less than three months written notice to LILLY if IMMU shall enter into a marketing alliance covering the European Union with any entity which, by investment or otherwise, shall become a co-venturer with IMMU.

13.      Consequences of Expiration or Termination
13.1 Upon expiration or termination of this Agreement for any reason, IMMU shall be responsible for collecting all undelivered Product, stocks, labels and packaging materials from LILLY within a reasonable period and at IMMU's cost, unless agreement is reached between the parties for the continued distribution of stock of the Product.
13.2 Upon expiration or termination of this Agreement for any reason other than material breach of any provisions of this Agreement by LILLY, any outstanding invoices rendered by LILLY in respect of the Product and/or the Service Fee shall be paid




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         by  IMMU  within  thirty  (30)  days  of the  effective  date  of  such expiration or termination.
14.      No Assignment by IMMU or by LILLY
         This Agreement is personal to both parties to this agreement and neither party may, without the prior written consent of the other party, assign or dispose of or delegate any of its rights under this Agreement, or subcontract or otherwise delegate any of its obligations.

15.      Confidentiality
15.1 Each party ("Receiving Party") shall maintain in confidence all information heretofore or hereafter disclosed by the other ("Disclosing Party") which such party knows or has reason to know are trade secret and other proprietary information owned by or licensed to the other, including, but not limited to, information relating to the Product, and licenses, patents, patent applications, technology or processes and business plans of the other party, including, without limitation, information designated as confidential in writing from one party to the other (all of the foregoing hereinafter referred to as "Confidential Information"), and shall not use such Confidential Information except as permitted by this Agreement or disclose the same to anyone other than those of its officers, directors or employees as are necessary in connection with such party's activities as contemplated by this Agreement. Each party shall use the same efforts such party would use to protect its own information to ensure that




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         its  officers,  directors  and  employees  do not  disclose or make any unauthorized use of such Confidential Information. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other's Confidential Information.
15.2 The obligation of confidentiality contained in this Article 15 shall not apply to the extent that: (a) the Receiving Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; (b) the Receiving Party can demonstrate that the disclosed information was at the time of disclosure already in the public domain other than as a result of actions or failure to act of the Receiving Party, its
         officers,   directors  or  employees,  in  violation  hereof;  (c)  the disclosed information was rightfully known by the Receiving Party (as shown by its written records) prior to the date of disclosure to the Receiving Party in connection with this Agreement; or (d) the disclosed information was received by the Receiving Party on an unrestricted basis from a source which is not under a duty of confidentiality to the other party.
15.3 In the event that the Receiving Party shall be required to make disclosure pursuant to the provisions of Section 15.2(a) as a result of the issuance of a court order or other government process, the Receiving Party shall promptly, but in no event more than forty-eight
         (48) hours after learning of




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         such court  order or other  government  process,  notify,  by  personal
         delivery  or  facsimile,   all  pursuant  to  Article  16  hereof,  the
         Disclosing Party and, at the Disclosing Party's expense, the Receiving Party shall: a) take all reasonably necessary steps requested by the Disclosing Party to defend against the enforcement of such court order or other government process, and b) permit the Disclosing Party to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.
15.4     The  parties   acknowledge  that  their  failure  to  comply  with  the
         provisions of Section 15.1 of this Article 16 may cause irreparable harm and damage to the other party for which no adequate remedy may be available at law. Accordingly, the parties agree that upon a breach by a party of such provisions, the non-breaching party may, at its option, enforce the obligations of the breaching party under those provisions by seeking equitable remedies in a court of competent jurisdiction.
15.5     The  terms  of  this  Article  15  shall  survive  the   expiration  or
         termination of the Agreement for a period of five years.

16.      Notices
16.1 Any notice required or permitted to be made or given hereunder shall be in writing and shall be made or given to the other party by personal in-hand delivery; by telecopier communication; by first-class air mail, postage prepaid; or by air courier to the mailing address




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



         or telecopier numbers set forth below:
                  Eli Lilly Deutschland GmbH
                  Teichweg 3
                  D-35396 Giessen, Germany
                  Attention:  Site Director
                  Telecopier No. 49 641 9533111

                  Immunomedics, Inc.
                  300 American Road
                  Morris Plains, NJ  07950
                  Attention:  Chief Executive Officer
                  Telecopier No. (973) 605-8311

         or to such other address or telecopier numbers as either party shall designate by notice, similarly given, to the other party. Notices shall be deemed to have been sufficiently made or given: (i) if by personal in-hand delivery, when performed; (ii) if by telecopier with confirmed transmission, when performed (unless after usual business hours or on a non-business day, in which event, the next business day); (iii) if mailed, ten (10) days after being deposited in the mail, postage prepaid; or (iv) if by air courier, three (3) days after delivery to the air courier company.

17.      Entire Understanding
         This Agreement embodies the entire understanding of the parties in respect of distribution of the Product and the matters contained or referred to in it, and it overrides or supersedes all previous agreements and understandings between the parties made at any time, whether orally or in writing.

18.      Unenforceable Provision
         If any provision of this Agreement is or becomes illegal, void, invalid or unenforceable in whole or in part, this




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         Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision.

AS WITNESS the parties have caused this Agreement to be entered into by their duly authorized representatives on behalf of the parties on the date first before written.

Signed: /s/ David M. Goldenberg  Signed: /s/ David A. Broecker


Date:  November 24, 1997               Date:  November __, 1997
Name: David M. Goldenberg, M.D.  Name: David A. Broecker
Position: Chairman and Chief           Position: Site Director
          Chief Executive              For and on behalf of:
                   Officer                     ELI LILLY DEUTSCHLAND GmbH
For and on behalf of:
IMMUNOMEDICS, INC.





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